FIFTH AMENDMENT
TO THE TRANSFER AGENT SERVICING AGREEMENT
THIS FIFTH AMENDMENT effective as of the last date on the signature block, to the Transfer Agent Servicing Agreement (the “Agreement”) dated as of December 21, 2018, as amended, is entered into by and between TIDAL ETF TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”).
RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend the Agreement to update Exhibit A, as amended; and
WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust.
NOW, THEREFORE, the parties agree as follows:
Amended Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit A attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

TIDAL ETF TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Eric W. Falkeis	By: /s/ Anita Zagrodnik

Name: Eric Falkeis	Name: Anita Zagrodnik

Title: President	Title: Senior Vice President

Date: 9/29/2020	Date: 9/30/2020

Amended Exhibit A to the Transfer Agent Servicing Agreement
Separate Series of Tidal ETF Trust
Name of Series
Aware Ultra-Short Duration Enhanced Income ETF
SoFi Select 500 ETF
SoFi Next 500 ETF
SoFi 50 ETF
SoFi Gig Economy ETF
SoFi Weekly Income ETF
SP Funds Dow Jones Global Sukuk ETF
SP Funds S&P 500 Sharia Industry Exclusions ETF
RPAR Risk Parity ETF
Leatherback Long/Short Absolute Return Fund
Leatherback Long/Short Alternative Yield ETF
Adasina Social Justice All Cap Global ETF
ATAC US Rotation ETF